As filed with the Securities and Exchange Commission on August 9, 2002

Registration No. 001-12974

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                AZCO Mining Inc.
                                ----------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         DELAWARE                                           84-1094315
(STATE OR OTHER JURISDICTION OF                           (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)


7239 N. El Mirage Road, Glendale, Arizona                          85307
-----------------------------------------                          -----
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:         (623) 935-0774


                       Agreements Between The Company and
             Anthony Harvey, ARH Management, Ltd., Alan Lindsay and
                       Alan Lindsay and Associates, Inc.
                            (Full title of the plans)

                                  Ryan Modesto
                                AZCO Mining Inc.
                            7239 North El Mirage Road
                             Glendale, Arizona 85307
                     (Name and address of agent for service)

                                  623-935-0774
          (Telephone number, including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                               Gary R. Blume, Esq.
                              Blume Law Firm, P.C.
                     11811 North Tatum Boulevard, Suite 1025
                           Phoenix, Arizona 85028-1699
                                 (602) 494-7976


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
                                          CALCULATION OF REGISTRATION FEE
                                                     Proposed          Proposed
                                                     maximum           maximum
                                                     offering          aggregate        Amount of
Title of securities        Amount to be              price             offering         registration
to be registered           registered                per unit          price            fee
--------------------       -----------               -------------     ---------------- ----------------
Common Stock, par          300,000 Shares            $1.02             $306,000         $80.78
value, $.001 per
share


Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the bid and asked price of Common Stock of AZCO Mining Inc. as reported on the American Stock Exchange on June 28, 2002.

                                     PART I
              Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information

     The Company is offering shares of its common stock to two former employees under the terms of a Settlement Agreement and Release (Settlement). This issuance of shares is being made pursuant to this agreement between the Company and the individuals. The shares issued hereunder will not be subject to any resale restrictions. The following individuals will receive the number of shares listed next to their names:


Name                      Registered Shares
----                      -----------------
Anthony Harvey            150,000
Alan Lindsay              150,000


     The Settlement involves Mssrs. Harvey and Lindsay and their respective corporations; ARH Management, Ltd. (ARH) and Alan Lindsay and Associates, Ltd.
(ALA). AZCO filed suit in United States District Court for the District of Arizona Court Case No. CIV 002334PHXSRB and the defendants brought a counter claim. As part of the settlement AZCO is to pay to ARH and ALA $350,000 each and the shares of common stock being registered herein. Each of the parties to the lawsuit will execute a Stipulated Judgment and provide cross indemnifications involving the claims of the lawsuit.

The documents containing the information specified in this Part I of Form S-8 will be sent or given to the consultants as specified by Securities and Exchange Commission Rule 428(b)(1).

                                     PART II
               Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by AZCO Mining Inc., a Delaware corporation (the Company"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended June 30, 2001, filed with the Commission on October 15, 2001;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2001, filed with the Commission on November 14, 2001, for the quarter ended December 31, 2001, filed with the Commission on February 19, 2002, and for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

     (c) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended June 31, 2001; and

     (d) All documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the effectiveness of this registration statement.

     All reports and other documents subsequently filed by the Company pursuant to the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.
Common Stock.

     The authorized Common Stock of the Company consists of 100,000,000 shares of $0.002 par value Common Stock. As of May 10, 2002, 31,127,121 shares are issued and outstanding.

     All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable. Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The shares registered herein are being issued to Anthony Harvey and Alan Lindsay under the terms of the Settlement. Blume Law Firm, P.C. has received 35,000 shares of restricted common stock in the Registrant for this filing and other legal work. The shares are not registered as part of this filing and will be fully restricted under Rule 144.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     THE ARTICLES OF INCORPORATION OF THE COMPANY PROVIDE FOR INDEMNIFICATION OF EMPLOYEES AND OFFICERS IN CERTAIN CASES. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

     In addition, Section 145 of the Delaware General Corporation Law provides as follows:

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     4 Registrant's Articles of Incorporation, Articles of Amendment, and By-laws (incorporated by reference to Exhibits 3.1 and 3.2 of Registrant's Statement on Form 10-K, filed October 15, 2001).

     5.3  Opinion of Blume Law Firm, P.C.

    10    Settlement Agreement and Release

    23.3  Consent of Blume Law Firm, P.C. (included in Exhibit 5.3).
    23.4  Consent of PricewaterhouseCoopers LLP
    24.3  Power of Attorney (included in signature page).


ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, the State of Arizona, on this 8th day of August, 2002.

AZCO MINING INC.

By: /s/ Lawrence G. Olson                       By: /s/ Ryan Modesto
-------------------------                       --------------------
Lawrence G. Olson, President, CEO               Ryan Modesto, VP Finance


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Lawrence G. Olson                           /s/ Ryan Modesto
---------------------                           ----------------
Lawrence G. Olson, President, CEO               Ryan Modesto, VP Finance


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